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                                                                EXHIBIT 99(a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         CONTINUUS SOFTWARE CORPORATION

                                       BY

                        RAINDROP ACQUISITION CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                                  TELELOGIC AB

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 28, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                October 30, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Raindrop Acquisition Corporation (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of Telelogic AB ("Telelogic"), has commenced an offer to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Continuus Software Corporation, a Delaware corporation (the "Company"), at a purchase price of $3.46 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 30, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

     Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver all other required documents to Wells Fargo Shareowner Services (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares that, together with the Shares held by the Purchaser at the commencement of the Offer, represents at least a majority of the sum of (A) the outstanding Shares and (B) the Shares issuable upon the conversion or exercise of convertible securities and stock options that (x) will become exercisable in accordance with their terms (without regard to any acceleration provisions) prior to the six month anniversary of the Merger Agreement and (y) have a conversion or exercise price equal to or less than the Offer price. The Offer is also subject to other conditions. See Section 15 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     1.  Offer to Purchase dated October 30, 2000;

     2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

     3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary on a timely basis;
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     4.  A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. The letter to stockholders of the Company from John R. Wark, the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Board of Directors of the Company (the "Board of Directors") that stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer; and

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     The Board of Directors (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company,
(ii) approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), and
(iii) unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 25, 2000 (the "Merger Agreement"), by and among the Telelogic, the Purchaser, and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser, and further provides that the Purchaser will be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Telelogic, and the separate corporate existence of the Purchaser will cease.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

     The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 28, 2000, UNLESS THE OFFER IS EXTENDED.

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     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         /s/  H degreesAKAN RIPPE
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                                         H degreesakan Rippe
                                         Chief Financial Officer and Secretary
                                         Raindrop Acquisition Corporation
                                         a wholly owned subsidiary of
                                         Telelogic AB

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF TELELOGIC AB, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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